UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Open Lending Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) below per Exchange Act Rules 14a-6(i)(1) and 0-11

Open Lending Corporation

Annual Meeting of Stockholders

Wednesday, June 3, 2026 10:00 AM, Central Time

Annual Meeting to be held live via the internet - please visit www.proxydocs.com/LPRO for more details

You must register to attend the meeting online and/or participate at www.proxydocs.com/LPRO

For a convenient way to view proxy materials, VOTE, and obtain directions to attend the meeting go to www.proxydocs.com/LPRO

To vote your proxy while visiting this site, you will need the 12 digit control number in the box below.

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. This is not a ballot. You cannot use this notice to vote your shares. We encourage you to access and review all of the important information contained in the proxy materials before voting.

Under United States Securities and Exchange Commission rules, proxy materials do not have to be delivered in paper. Proxy materials can be distributed by making them available on the internet.

If you want to receive a paper or e-mail copy of the proxy material, you must request one. There is no charge to you for requesting a copy. In order to receive a paper package in time for this year’s meeting, you must make this request on or before May 8, 2026.

SEE REVERSE FOR FULL AGENDA

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

Open Lending Corporation Annual Meeting of Stockholders

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3, 4 AND 5

PROPOSAL

1.	To elect two Class III directors to serve until the Company’s 2029 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified

1.01 Jessica Buss

1.02 William Dabbs Cavin

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026

3.	To approve, on a nonbinding advisory basis, the compensation of our named executive officers

4.	To approve a stockholder proposal regarding the declassification of our board of directors

5.	To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s shares of common stock at a ratio in the range from 1-for-5 to 1-for-7, and a proportionate decrease to the number of authorized shares of the Company’s common stock, with the exact ratio to be set within such range at the discretion of our board of directors without further action by our stockholders